Exhibit 99.1

Capital
Senior
Living
Corporation


For Immediate Release                                  Contact: Ralph A. Beattie
                                                                    972/770-5600

                        CAPITAL SENIOR LIVING CORPORATION
            REPORTS SECOND QUARTER 2003 EARNINGS OF $0.15 PER SHARE,
                    INCLUDING $0.05 PER SHARE FROM OPERATIONS


DALLAS - (BUSINESS WIRE) - July 29, 2003 - Capital Senior Living Corporation (NYSE:CSU), one of the country's largest operators of senior living communities, announced today its operating results for the second quarter of fiscal 2003.

Company highlights for the second quarter include:

o    Net income of $3.1 million, or $0.15 diluted earnings per share
o    Cash earnings (net income plus depreciation) of $4.4 million
o    EBITDA (income from operations plus depreciation) of $3.5 million
o Recently opened communities (including the Spring Meadows properties) leased to 80% versus 66% one year ago
o    Average occupancy rate on stabilized communities of 91%
o Operating margins (before property taxes, insurance and management fees) of 48% in independent and assisted living communities
o    Same community revenue increase of 5.0%, versus the second quarter of 2002

The Company reported second quarter 2003 earnings of $3.1 million or $0.15 per diluted share compared to second quarter 2002 earnings of $0.8 million or $0.04 per diluted share. The results for the second quarter of 2003 include earnings from operations of $0.05 per share, with the remainder attributable to gains on the sales of two assets.

"We were pleased to increase recurring earnings by approximately 16% versus the second quarter of the prior year," said James A. Stroud, Chairman of the Company. "Our focus on operating margins and expense controls has resulted in solid earnings growth for the first half of the year."

OPERATING AND FINANCIAL RESULTS

During the second quarter of this year, the Company contributed the Cottonwood Village community to its joint venture with an affiliate of Blackstone Real Estate Advisors ("Blackstone"), part of the Blackstone Group.

As a result of the contribution, the Company retired $7.4 million of long-term debt, received $3.1 million in cash from the venture, and retained a 10% interest in the

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community.  Pursuant to the terms of the joint  venture,  the Company  will earn fees
under a long-term management contract, and may earn additional incentive payments under the joint venture.

The Company realized a pre-tax gain on this transaction of approximately $3.4 million, equivalent to approximately $0.10 per share after tax. The Company also recognized a gain of less than $0.01 per share on the sale of a parcel of land in Omaha, Nebraska.

Excluding the gains on the sales of assets, the Company earned $0.9 million of net income in the quarter on revenues of $14.3 million. This compares to net income of $0.8 million in the second quarter of 2002 on revenues of $16.2 million.

Revenues in the second quarter of 2002 included four communities which were contributed to the Blackstone venture in June of 2002. The communities produced $2.3 million of revenues in the second quarter of last year. On a comparable basis, resident revenues from communities owned in both periods grew by $0.3 million.

EBITDA (defined as net income from operations plus depreciation) was $3.5 million in the second quarter of 2003, compared to $4.4 million in the prior year period.

Cash earnings (defined as net income plus depreciation) were $4.4 million in the second quarter of 2003, compared to cash earnings of $2.3 million in the second quarter of the prior year.

For the first half of 2003, the Company produced revenues of $28.8 million and net income of $4.3 million, or $0.21 per diluted share. This compares to revenues of $32.8 million and net income of $2.6 million, or $0.13 per diluted share for the same period of 2002.

Excluding gains on the sales of assets in both periods, earnings per diluted share increased from $0.10 in the first half of 2002 to $0.11 in the first half of 2003.

The Company produced cash earnings of $7.0 million in the first half of 2003, compared to cash earnings of $5.8 million in the comparable period of the prior year.


ACQUISITION OF TRIAD INTERESTS

The Company announced on March 31, 2003 that it had executed Partnership Interest Purchase Agreements to purchase the remaining interests in Triad Senior Living II, L.P., Triad Senior Living III, L.P., Triad Senior Living IV, L.P., and Triad Senior Living V, L.P., (the "Triad Entities"). Effective July 1, 2003, the Company purchased the partnership interests of the general partner and other third party limited partnership interests of the Triad Entities. The Company purchased these interests with cash of $1.3 million and promissory notes in the aggregate amount of $0.4 million. These notes are payable no later than January 2, 2004

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The Company  previously had an approximate  1% limited  partnership  interest in each of the Triad Entities. The Triad Entities are comprised of 12 communities with a combined resident capacity of approximately 1,670 residents. The resident capacity mix is 95% independent living and 5% assisted living, with all revenues derived from private pay sources.

If the transaction had been completed as of June 30, 2003, the Company would have increased its property and equipment by approximately $182.9 million, reduced its notes receivable from affiliates by approximately $73.7 million, and increased its liabilities by approximately $118.9 million.

These 12 communities produced $9.7 million of revenues in the first half of 2003 and, if owned during that period, would have increased the Company's resident revenues by 37%. These 12 communities improved their lease-up levels to 71% as of June 30, 2003 from 51% the previous year.

"The acquisition of these partnership interests will benefit our shareholders in a number of ways," said Lawrence A. Cohen, Chief Executive Officer. "Our balance sheet will be greatly simplified and our business model will be far more transparent once we begin consolidating the operations of these 12 communities. We will also receive an immediate boost to revenues. On the other hand, the elimination of interest income on the Triad advances and greater depreciation on the increased asset base will initially result in net losses, although cash earnings are expected to be positive. Due to our substantial depreciation expenses, it is important for our shareholders to understand that cash flow has been, and will continue to be, the yardstick by which we measure operating performance, while we do anticipate steady progress toward regaining positive earnings per share."


2Q03 CONFERENCE CALL INFORMATION

The Company will host a conference call with senior management to discuss the Company's second quarter 2003 financial results. The call will be held on Wednesday, July 30, 2003 at 11:00 am Eastern Time.

The call-in number is 913-981-5542.  No confirmation number is required.  A link
to  a  simultaneous   webcast  of  the  teleconference   will  be  available  at
www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company's shareholders and the public, the conference call will be recorded and available for replay starting July 30, 2003 at 2:00 pm Eastern Time, until August 6, 2003 at 8:00 pm Eastern Time. To access the conference call replay, call 719-457-0820 (reference code 427361). The conference call will also be made available for playback via the Company's corporate website, www.capitalsenior.com, and will be available until the next earnings release date.

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ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation's largest operators of residential communities for senior adults. The Company's operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.

The Company currently owns and/or operates 43 communities in 20 states with a total capacity of approximately 6,900 residents. In the communities operated by the Company, 86 percent of residents live independently and 14 percent of residents require assistance with activities of daily living.


This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including EBITDA, cash earnings and cash earnings per share. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company's ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic condition generally, and satisfaction of closing conditions such as those pertaining to licensure. These and other risks are detailed in the Company's reports filed with the Securities and Exchange Commission.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 760-487-1137 for more information.


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


                                                   CAPITAL SENIOR LIVING CORPORATION
                                                      CONSOLIDATED BALANCE SHEETS
                                                            (in thousands)


                                                                                 June 30,   December 31,
                                                                                   2003          2002
                                                                              ------------  ---------
                                                                                (Unaudited)

                                              ASSETS

         Current assets:
           Cash and cash equivalents.....................................       $   6,268     $  11,768
           Restricted cash...............................................           4,490         4,490
           Accounts receivable, net......................................           1,156         1,461
           Accounts receivable from affiliates...........................             424           218
           Federal and state income taxes receivable.....................              --         1,171
           Deferred taxes................................................             462           399
           Assets held for sale..........................................           1,739            --
           Prepaid expenses and other....................................           4,728         1,164
                                                                                ---------     ---------
                   Total current assets..................................          19,267        20,671
         Property and equipment, net.....................................         144,150       153,544
         Deferred taxes..................................................           6,842         7,106
         Due from affiliates.............................................             456           513
         Notes receivable from affiliates................................          92,886        86,470
         Investments in limited partnerships.............................           1,712         1,238
         Assets held for sale............................................           2,392         4,131
         Other assets, net...............................................           4,568         4,578
                                                                                ---------     ---------
                   Total assets..........................................       $ 272,273     $ 278,251
                                                                                =========     =========


                               LIABILITIES AND SHAREHOLDERS' EQUITY

         Current liabilities:
           Accounts payable..............................................      $    1,533    $    2,322
           Accrued expenses..............................................           4,132         4,638
           Current portion of notes payable..............................          10,408         9,715
           Federal and state income taxes payable........................             680            --
           Customer deposits.............................................             939         1,023
                                                                               ----------    ----------
                   Total current liabilities.............................          17,692        17,698
         Deferred income.................................................              --             7
         Deferred income from affiliates.................................             916         1,194
         Notes payable, net of current portion...........................         130,649       140,385
         Minority interest in consolidated partnership...................             443           686
         Commitments and contingencies
         Shareholders' equity:
           Preferred stock, $.01 par value:
              Authorized shares -- 15,000; no shares issued or outstanding             --            --
           Common stock, $.01 par value:
              Authorized shares -- 65,000
              Issued and outstanding shares-- 19,747 and 19,737
                at June 30, 2003 and December 31, 2002, respectively.....             197           197
           Additional paid-in capital....................................          92,014        91,990
           Retained earnings.............................................          30,362        26,094
                                                                               ----------    ----------
                   Total shareholders' equity............................         122,573       118,281
                                                                               ----------    ----------
                   Total liabilities and shareholders' equity............      $  272,273    $  278,251
                                                                               ==========    ==========

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                                                   CAPITAL SENIOR LIVING CORPORATION
                                                   CONSOLIDATED STATEMENTS OF INCOME
                                               (in thousands, except per share amounts)

                                                     --------------------------------- --------------------------------
                                                            Three Months Ended                Six Months Ended
                                                                 June 30,                         June 30,
                                                     --------------------------------- --------------------------------
                                                           2003             2002             2003             2002
                                                     ---------------  ---------------  ---------------  ---------------
                                                       (Unaudited)      (Unaudited)      (Unaudited)      (Unaudited)
                                                     ---------------- ---------------- ---------------- ----------------

Revenues:
      Resident and healthcare revenue...........         $    13,309      $    15,329     $     26,517     $     30,908
      Rental and lease income...................                  --              --                --               37
      Unaffiliated management services revenue..                  --              212              295              578
      Affiliated management services revenue....                 892              444            1,802              854
      Affiliated development fees...............                  69              216              137              399
                                                         -----------      -----------     ------------     ------------
          Total revenues........................              14,270           16,201           28,751           32,776

Expenses:
      Operating expenses........................               8,219            8,882           15,843           17,654
      General and administrative expenses.......               2,551            2,958            5,267            6,115
      Depreciation and amortization.............               1,339            1,534            2,686            3,180
                                                         -----------      -----------     ------------     ------------
          Total expenses........................              12,109           13,374           23,796           26,949
                                                         -----------      -----------     ------------     ------------

Income from operations..........................               2,161            2,827            4,955            5,827

Other income (expense):
      Interest income...........................               1,784            1,434            3,421            2,863
      Interest expense..........................              (2,577)          (2,748)          (5,170)          (5,576)
      Equity in the gains of affiliates.........                  20               20               73               31
      Gain (loss) on sale of assets.............               3,491             (354)           3,491            1,929
                                                         -----------      -----------     ------------     ------------
Income before income taxes and minority interest in
      consolidated partnership..................               4,879            1,179            6,770            5,074
Provision for income taxes......................              (1,867)            (460)          (2,612)          (1,584)
                                                         -----------      -----------     ------------     ------------
Income before minority interest in consolidated
      partnership...............................               3,012              719            4,158            3,490
Minority interest in consolidated partnership...                  55               59              110             (901)
                                                         -----------      -----------     ------------     ------------
Net income......................................         $     3,067      $       778     $      4,268     $      2,589
                                                         ===========      ===========     ============     ============

Net income per share:
      Basic.....................................         $      0.16      $      0.04     $       0.22     $       0.13
                                                         ============     ============    ============     ============
      Diluted...................................         $      0.15      $      0.04     $       0.21     $       0.13
                                                         ============     ============    ============     ============
      Weighted average shares outstanding - basic             19,747           19,721           19,742           19,719
                                                         ===========      ===========     ============     ============
      Weighted average shares outstanding - diluted           19,897           19,978           19,880           20,000
                                                         ===========      ===========     ============     ============


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                                                   CAPITAL SENIOR LIVING CORPORATION
                                                    RECONCILATION OF NON-GAAP ITEMS
                                               (in thousands, except per share amounts)



                                                            Three Months Ended                Six Months Ended
                                                                 June 30,                         June 30,
                                                     --------------------------------- --------------------------------
                                                           2003             2002             2003             2002
                                                     ---------------  ---------------  ---------------  ---------------
                                                       (Unaudited)      (Unaudited)      (Unaudited)      (Unaudited)


EBITDA reconciliation:

      Income from operation.....................         $     2,161      $     2,827     $      4,955     $      5,827
      Depreciation and amortization.............               1,339            1,534            2,686            3,180
                                                         -----------      -----------     ------------     ------------
          EBITDA................................         $     3,500      $     4,361     $      7,641     $       9,007
                                                         ===========      ===========    =============    =============


Cash earnings reconciliation:

      Net income................................         $     3,067      $       778     $      4,268     $      2,589
      Depreciation and amortization.............               1,339            1,534            2,686            3,180
                                                         -----------      -----------     ------------     ------------
          Cash earnings.........................         $     4,406      $     2,312     $      6,954     $      5,769
                                                         ===========      ===========    =============    =============

Cash earnings per diluted share reconciliation:

      Net income per diluted share..............         $      0.15      $      0.04     $       0.22     $       0.13
      Depreciation and amortization per diluted
      share.....................................                0.07             0.08             0.13             0.16
                                                         ------------     ------------    ------------     ------------

          Cash earnings per diluted share.......         $      0.22      $      0.12     $       0.35     $       0.29
                                                         ============     ============    ============     ============

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